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                                                               EXHIBIT 12.1



            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
               DIVIDENDS FOR THE THREE MONTHS ENDED MARCH 31, 2001
                         AND 2000 (DOLLARS IN THOUSANDS)


                                                     2001           2000
                                                   --------       --------
                                                         (Unaudited)
Earnings:
Net Income                                         $119,134       $ 93,082
  Add:
    Provision for income taxes                       65,772         50,468
    Fixed charges                                   235,378        207,078
  Less:
    Capitalized interest                             14,869         11,399
                                                   --------       --------
  Earnings as adjusted (A)                         $405,415       $339,229
                                                   ========       ========

Preferred dividend requirements                    $  4,814       $  3,362
Ratio of income before provision
    for income taxes to net income                      155%           154%
                                                   --------       --------
  Preferred dividend factor on pretax
    basis                                          $  7,125       $  5,177
                                                   --------       --------
Fixed Charges:
  Interest expense                                  202,024        174,174
  Capitalized interest                               14,869         11,399
  Interest factor of rents                           18,485         21,505
                                                   --------       --------
  Fixed charges as adjusted (B)                     235,378        207,078
                                                   --------       --------

Fixed charges and preferred stock
    dividends (C)                                  $242,503       $212,255
                                                   ========       ========

Ratio of earnings to fixed charges
    (A) divided by (B)                                1.72x          1.64x
                                                   ========       ========

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                                1.67x          1.60x
                                                   ========       ========